SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005 (December 8, 2005)
PRESCIENT APPLIED INTELLIGENCE, INC.
f/k/a The viaLink Company
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-21729 (Commission File Number)	73-1247666 (IRS Employer Identification Number)
1247 Ward Avenue, Suite 200
West Chester, Pennsylvania 19380
(Address of principal executive offices)
Registrant’s telephone number, including area code: (610) 719-1600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement
Employment Agreements
     On December 8, 2005, Prescient Applied Intelligence, Inc. (the “Company”) entered into employment agreements with Jane F. Hoffer, its Chief Executive Officer, and Thomas W. Aiken, its Chief Financial Officer.
     Ms. Hoffer’s employment agreement is for a term of two years commencing on January 1, 2005, and automatically renews for successive one-year periods thereafter unless the agreement is earlier terminated pursuant to its terms. Under the agreement, Ms. Hoffer received an annual base salary of $225,000 and is entitled to receive incentive stock options exercisable for 1,248,274 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), under the Company’s Amended and Restated 1999 Stock Option/Stock Issuance Plan. Ms. Hoffer will receive a grant of 600,000 of the 1,248,274 incentive stock options this year at an exercise price of $0.21 per share, and the remaining incentive stock options will be granted at a later date. The stock options were approved by the Company’s Compensation Committee and Board of Directors on November 30, 2005. Ms. Hoffer’s stock options vest on a three-year schedule, and for purposes of vesting, shall be considered granted as of May 26, 2004.
     The employment of Ms. Hoffer may be terminated at any time by the Company, with cause or without cause. If employment is terminated by the Company for cause, Ms. Hoffer shall receive her base salary through the date of termination. If employment is terminated by the Company without cause or by Ms. Hoffer for good reason then Ms. Hoffer shall receive payment of an amount equal to her current base salary for a period of one year following the termination date. In the event of a change of control, Ms. Hoffer shall receive a single payment of an amount equal to her current base salary, and all options granted to her shall immediately vest. Thereafter, the Company shall have no further obligations under the employment agreement.
     Mr. Aiken’s employment agreement was executed on December 8, 2005 and is effective retroactively as of October 3, 2005. The employment agreement is for a term of one year and automatically renews for successive one-year periods unless the agreement is earlier terminated pursuant to its terms. Under the agreement, Mr. Aiken received an annual base salary of $175,000 and a grant of incentive stock options exercisable for 402,880 shares of the Company’s Common Stock, at an exercise price of $0.21 per share, under the Company’s Amended and Restated 1999 Stock Option/Stock Issuance Plan. The stock options were approved by the Company’s Compensation Committee and Board of Directors on November 30, 2005. Mr. Aiken’s stock options vest on a three-year schedule commencing on October 3, 2005.
     The employment of Mr. Aiken may be terminated at any time by the Company, with cause or without cause. If employment is terminated by the Company for cause, Mr. Aiken shall receive his base salary through the date of termination. If employment is terminated by the Company without cause, then Mr. Aiken shall receive payment of his current base salary for a period of six months from the date of termination. In addition, the Company shall continue to provide health insurance to Mr. Aiken for a period of six months following the date of termination. In the event of a change of control, Mr. Aiken shall receive a single payment of an amount equal to six months of his current base salary, and shall also be provided health insurance for period for six months following the change of control. All options granted to Mr. Aiken shall immediately vest upon a change of control. Thereafter, the Company shall have no further obligations under the employment agreement.

Stock Option Grants
     The Company’s Compensation Committee approved the grant of non-qualified stock options exercisable for 119,048 shares of the Company’s Common Stock under the Company’s Amended and Restated 1999 Stock Option/Stock Issuance Plan to each of Brian Carter, Michael DiPiano, Mary Lou Fox, Warren Jones, Daniel Rumsey, and Patrick Kiernan, all of whom are members of the Company’s Board of Directors. The non-qualified stock options were issued on December 9, 2005 pursuant to stock option agreements entered into between the Company and each of the grantees. The options have an exercise price of $0.21 per share and vest one year from the date of issuance.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESCIENT APPLIED INTELLIGENCE, INC.
Date: December 13, 2005	By:	/s/ Thomas W. Aiken
Thomas W. Aiken, Senior Vice President and
Chief Financial Officer

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